EXHIBIT 5.1

HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN

A Professional Corporation

Three Embarcadero Center

San Francisco, CA 94111

(415) 434-1600

March 18, 2004

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089-1116

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PalmSource, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 3,162,500 shares of the Company’s common stock, $0.001 par value per share (the “Shares”).

In connection with this opinion, we have examined the following documents:

(1)    The Registration Statement and the related prospectus in the form to be filed with the Commission on the date of this opinion.

(2)    The Company’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on October 28, 2003;

(3)    The Company’s Amended and Restated Bylaws initially adopted on June 30, 2003;

(4)    Resolutions of the Board of Directors of the Company at meetings held on December 18, 2003, January 9, 2004 and January 12, 2004;

(5)    The minute books of the Company provided to us by certain officers of the Company;

(6)    A specimen stock certificate of the Company provided to us by certain officers of the Company; and

(7)    Certificates of public officials, officers of the Company and the Company’s transfer agent.

In rendering our opinion, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents, that all corporate records of the Company provided to us for review are true, complete and accurate and that any reviews and searches of public records obtained by us are true, complete and accurate. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the second paragraph of this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters, and disclaim any implication or inference, as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law and express no opinion with respect to choice of law or conflicts of law.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the related prospectus, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is given only as of the date hereof and is expressly limited to the matters stated. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendment thereto and the prospectus and any supplement thereto.

Very truly yours,

HOWARD RICE NEMEROVSKI

CANADY FALK & RABKIN

A Professional Corporation

By:	/s/ Larry W. Smith
Larry W. Smith On Behalf of the Firm

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